Exhibit 99.1

Cirrus Logic Completes Acquisition of Wolfson Microelectronics

Strengthens Company’s Leadership Position in Audio ICs and Software for Portable Applications

AUSTIN, Texas--(BUSINESS WIRE)--August 21, 2014--Cirrus Logic, Inc. (NASDAQ: CRUS) today announced that it has completed its acquisition of Wolfson Microelectronics. Cirrus Logic believes that the acquisition will strengthen its position as a market leader with a highly differentiated global customer base and end-to-end signal processing solutions, including integrated circuits and software for portable audio applications.

“Wolfson has a rich history of audio innovation, a broad catalog of audio products and a first-class customer list,” said Jason Rhode, Cirrus Logic president and chief executive officer. “This acquisition strengthens Cirrus Logic’s core business as a leader in audio signal processing components, enhances our ability to differentiate our products with software, and adds new product categories such as MEMS microphones to our portfolio.”

Cirrus Logic will provide financial information for the combined company when it reports Q2 FY15 results.

About Cirrus Logic, Inc.

Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for a variety of audio and energy-related applications. The company operates from headquarters in Austin, Texas, with offices in Edinburgh, UK, Phoenix, Ariz., Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

Cirrus Logic, Cirrus and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. Other brand names or trademarks belong to their respective holders.

© 2014 Cirrus Logic, Inc. All rights reserved.

CONTACT:
U.S.
Cirrus Logic, Inc.
Bill Schnell, 512-851-4084
bill.schnell@cirrus.com
or
Strategic Communications, Inc.
Angie Hatfield, 425-941-2895
ahatfield@strategiccom.biz
or
U.K.
AxiCom
Helen Ridgway, +(44) 07711 837 345
helen.ridgway@axicom.com